EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Advanced Medical Optics, Inc.

Investors:

Sheree	Aronson

(714) 247-8290

sheree.aronson@amo-inc.com

Media:

Steve Chesterman

(714) 247-8711

steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES THIRD-QUARTER 2005 RESULTS

Details Plans for Enhancing Global Refractive Leadership and

Core Brand Strength

(SANTA ANA, CA), Nov. 2, 2005 – Advanced Medical Optics, Inc. (AMO) [NYSE: EYE], a global leader in ophthalmic surgical devices and eye care products, today announced financial results for the third quarter of 2005.

The company reported sales of $248.2 million, a 25.1 percent increase compared to the same quarter last year, including a 0.3 percent increase related to foreign currency. The rise primarily reflects the addition of the VISX laser vision correction business, which AMO acquired in May 2005, as well as increased sales from its promoted brands. The company reported a third-quarter 2005 net loss of $31.2 million, or $0.47 per share, compared to a net loss of $31.7 million, or $0.89 per share, in the same quarter one year ago. Third-quarter results for both years were impacted by charges related primarily to acquisitions.

In the third quarter of 2005, the company recorded after-tax charges totaling $55.6 million, including a $39.3 million write-off for in-process research and development (IPR&D) associated with the VISX transaction, an $8.6 million charge associated with the termination of a distributor contract with the company’s former parent, and $7.7 million in other net charges related primarily to recent acquisitions and integrations. The third-quarter loss per share excluded the $0.02 effect of dilutive instruments that, when combined with the charges, had the effect of reducing earnings per share by $0.82.

The loss in the year-ago quarter was due primarily to write-offs and adjustments related to the acquisition of the Pfizer ophthalmic surgical business, as well as costs associated with the early retirement of debt. The third-quarter 2004 loss per share excluded the $0.09 effect of dilutive instruments that, when combined with the charges, had the effect of reducing earnings per share by $1.19.

AMO Announces Third Quarter 2005 Results – Page 2

“We made excellent progress during the third quarter to transform AMO into an industry leader that can deliver technically superior products and service, and sustained, profitable growth,” said Jim Mazzo, president and CEO. “Across each of our businesses, we are focusing our energies and resources behind key products and markets that offer the greatest growth potential, while continually improving the efficiency of our global infrastructure.”

Ophthalmic Surgical Sales

Ophthalmic surgical sales grew 50.4 percent in the quarter to $170.6 million, including a 0.3 percent positive impact related to foreign currency. Sales related to the VISX acquisition of $47.7 million accounted for 42.0 percent of the growth. Quarterly ophthalmic surgical sales highlights are provided below. Growth rates reflect comparisons to the same period in 2004.

Cataract/Implant:

•	Total cataract/implant sales rose 8.6 percent to $120.3 million, reflecting strong growth in branded viscoelastics and phacoemulsification products and providing the first year-over-year sales comparison for the June 2004 Pfizer transaction.

•	Sales of intraocular lenses (IOLs) grew 6.1 percent to $62.3 million, primarily as a result of focus on the company’s branded IOLs and the continuing phase-out of older-generation products.

•	Sales of viscoelastics rose 2.0 percent to $28.9 million, resulting primarily from an 11.4 percent increase in sales of the company’s Healon® products and declines in older-generation viscoelastics that the company is actively discontinuing.

•	Sales of phacoemulsification products rose 15.1 percent to $19.5 million due to strong sales of the company’s proprietary Sovereign® systems with WhiteStar® technology.

Laser Vision Correction:

•	Total laser vision correction (LVC) sales, which included the benefits of the VISX acquisition and AMO microkeratome sales, rose to $50.4 million, compared to AMO microkeratome and other related sales of $2.8 million in the same period last year.

•	LVC licensing and related sales totaled $31.2 million, up approximately 15 percent compared to VISX’s reported licensing and related sales in the same period last year. The improvement reflects higher CustomVue™ procedures, due in part to the fact that AMO has the widest treatment range of wavefront-guided approvals in the U.S.

•	LVC system sales were $11.1 million in the quarter, up approximately 71 percent compared to VISX’s reported system sales in the same period last year. The rise reflects the increase in new unit placements in targeted international markets, as well as the September rollout of Iris Registration in the U.S. LVC service and parts sales were $5.4 million in the quarter, up approximately 7 percent compared to VISX’s reported service and parts sales in the same period last year.

Eye Care Sales

Eye care sales declined 8.6 percent in the quarter to $77.6 million, including a 0.3 percent positive impact related to foreign currency. During the quarter, AMO witnessed a sharper-than-expected decline in the global hydrogen peroxide market, which impacted its eye care business in Japan and parts of Europe. Further impacting results was a more dynamic shift in the Japanese contact lens market, where strong daily disposable lens growth affected multipurpose solution sales as well. AMO’s eye care sales outside of Japan rose 6.5 percent. Other

AMO Announces Third Quarter 2005 Results – Page 3

quarterly eye care sales highlights are provided below. Growth rates reflect comparisons to the same period in 2004.

•	Multipurpose solution sales rose 1.1 percent to $41.4 million, reflecting growth in the U.S. and Asia Pacific markets and declines in Japan.

•	Sales of hydrogen peroxide solutions declined 28.4 percent to $18.5 million, reflecting the continued shrinkage of this market as contact lens wearers gravitate increasingly to frequent replacement lenses that use more convenient multipurpose solutions.

Financial Highlights

Below are additional highlights of the third-quarter results. Unless otherwise noted, comparisons are to the third quarter of 2004.

•	Gross profit was up 47 percent to $160.8 million and included approximately $1.6 million in charges associated with recent acquisitions and integrations. The rise reflects the positive mix shift in the company’s sales and the addition of the LVC business.

•	Research and development expense rose 57 percent to $18.5 million, reflecting increased spending against key growth drivers and slower-than-anticipated integration of VISX R&D operations. R&D as a percent of sales was 7.5 percent, compared to 6.0 percent in last year’s third quarter.

•	SG&A expense rose 33 percent to $117.8 million, including an $8.6 million charge associated with the termination of a distributor agreement in India that AMO had with its former parent, Allergan, Inc., as well as $7.9 million in other charges associated with recent acquisitions and integrations. The rise in SG&A also reflects the addition of certain VISX-related costs and intangible amortization associated with the transaction. While AMO completed the integration of VISX at the end of the third quarter in order to capture approximately $20 million in annualized cost synergies beginning in the fourth quarter of 2005, a change in integration implementation delayed the realization of cost savings in the quarter. Only a portion of these annualized cost synergies were reflected in the third quarter of 2005.

•	The operating loss in the third quarter was $14.9 million, including approximately $57.5 million in IPR&D costs, distributor termination costs and other charges associated with recent acquisitions and integrations. This compares to an operating loss in the same period last year of $19.0 million, which included approximately $44.5 million in purchase accounting adjustments and other charges associated with the Pfizer transaction.

•	Non-operating expense for the third quarter was $10.6 million, including a $3.8 million write-off associated with repayment of the company’s Term B loan during the quarter and a $0.2 million gain on currency derivatives. In the third quarter last year, non-operating expenses were $12.8 million, including $5.0 million in costs associated with the debt repayment and a $0.3 million gain on currency derivatives.

Rationalization & Repositioning Strategy

On October 10, 2005, AMO said it was accelerating its previously announced rationalization and repositioning plans designed to maximize its competitive advantage as the global refractive leader and improve the global penetration of its core cataract, refractive and eye care brands. AMO began to rationalize certain non-core offerings in 2004 and had originally expected to

AMO Announces Third Quarter 2005 Results – Page 4

conclude the process in the latter half of 2006. AMO has since decided to adopt a more aggressive timeline for discontinuing non-strategic cataract and eye care products, while eliminating or redeploying the resources that support these products. Concurrently, AMO is increasing its investment in the growth of its refractive product lines. Key aspects of the company’s accelerated rationalization and repositioning strategy include:

•	AMO plans to halt by year-end 2005 production of a variety of older-generation cataract and eye care products. In general, these products generate small amounts of revenue, have experienced steadily declining sales trends and/or have generated relatively unattractive margins. The company is implementing a number of sales incentive programs to migrate customers to its core products but expects to lose approximately $30 million to $40 million in 2006 sales related to the discontinued products. AMO expects growth of its new and promoted products to offset this revenue decline.

•	The rebalance of the product portfolio will trigger some organization changes, including continued implementation of initiatives designed to achieve better leverage of global manufacturing capacity, refinement of R&D skills and priorities, reallocation of sales and marketing resources and other actions. As a result, the company expects to incur write-offs and other charges related to the rationalization and repositioning in the range of $70 million and $80 million, primarily in the fourth quarter of 2005 and first half of 2006. These charges include, but are not limited to, the one-time expense associated with a global workforce reduction of approximately 6 percent, inventory and asset write-offs in excess of $20 million and approximately $15 million in charges relating to acceleration of productivity and repositioning initiatives. These write-offs and charges are not included in the company’s adjusted earnings per share guidance.

•	The company’s increased investment in key growth opportunities is focused on its refractive implant portfolio and LVC business, and is incorporated into adjusted earnings per share guidance for 2005 and 2006. The company has the broadest refractive IOL portfolio on the market today, including the ReZoomTM, VerisyseTM and Tecnis® Multifocal IOLs, and has recently seen a dramatic increase in surgeon demand for its refractive technologies. The company’s increased investment to grow its LVC platform in select international markets follows the successful integration of the VISX business in the third quarter.

“During the last three years, we have doubled our annual revenues, upgraded our product offering, filled our R&D pipeline, expanded our manufacturing capabilities, improved our information systems, reorganized our global infrastructure and strengthened our balance sheet,” said Mr. Mazzo. “All of these moves have been part of a broad strategy to reposition AMO to compete in key growth areas across each of our businesses and deliver improved profitability. Our opportunity continues to intensify, and we are confident that the steps we are taking today will allow us to capitalize on our strengths, mitigate our challenges and position us for growth.”

Financial Guidance

AMO affirmed its guidance for 2005-2007 as follows:

	2005	2006	2007
Revenue (in millions)	$920-$930	$1,020-$1,040	$1,100-$1,120
Adjusted EPS	$1.45-$1.50	$2.20-$2.30	$2.65	+

AMO Announces Third Quarter 2005 Results – Page 5

Live Webcast & Audio Replay

AMO will host a live Web cast to discuss third-quarter results, discuss its accelerated rationalization and repositioning strategy and review future expectations today at 10:00 a.m. ET. To participate and download the slides that accompany the company’s conference call remarks, visit www.amo-inc.com. An audio replay will be available at approximately noon ET today and will continue through midnight ET on Wednesday, November 16, at 800-642-1687 (Passcode 9953927) or by visiting www.amo-inc.com.

About Advanced Medical Optics (AMO)

AMO is a global medical device leader focused on the discovery and delivery of innovative vision technologies that optimize the quality of life for people of all ages. Products in the ophthalmic surgical line include intraocular lenses, laser vision correction systems, phacoemulsification systems, viscoelastics, microkeratomes and related products used in cataract and refractive surgery. AMO owns or has the rights to such ophthalmic surgical product brands as ReZoomTM, Clariflex®, Sensar®, Tecnis® and VerisyseTM intraocular lenses, STAR S4 IRTM laser vision correction system, WaveScan Wavefront® System, CustomVue TM procedure, Sovereign® and Sovereign® Compact TM phacoemulsification systems with WhiteStarTM technology, AmadeusTM II microkeratomes, Healon® viscoelastics, and the Baerveldt® glaucoma shunt. Products in the contact lens care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the contact lens care product brands the company promotes are COMPLETE® Moisture PLUSTM, COMPLETE® Blink-N-Clean®, Consept® 1 Step, Oxysept® 1 Step, and blinkTM. Amadeus is a licensed product of, and a trademark of, SIS, Ltd. AMO is based in Santa Ana, California, and employs approximately 3,500 worldwide. The company has operations in 24 countries and markets products in approximately 60 countries. For more information, visit the company’s Web site at www.amo-inc.com.

Use of Non-GAAP Measures

Our guidance for earnings per share for 2005, 2006 and 2007 is provided on a non-GAAP basis. The company’s adjusted earnings-per-share guidance excludes any charges associated with acquisitions, reorganizations, rationalizations and repositioning strategies and debt restructurings, as well as stock option expensing. The guidance also assumes no impact of potential unrealized gains or losses on derivative instruments. The company believes this presentation is useful to investors to conduct a more meaningful, consistent comparison of the company’s ongoing operating results. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the sustainable profitability of the on-going business operations. The economic substance related to our use of adjusted earnings per share is our belief that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced in prior periods. In order to comply with Regulation FD, we provide our guidance in public forums, such as this press release. The company is not able to provide a reconciliation of projected adjusted earnings per share to expected reported results due to the unknown effect, timing and potential significance of stock option expensing, and our inability to forecast charges associated with future transactions and initiatives.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more

AMO Announces Third Quarter 2005 Results – Page 6

complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Forward-Looking Statements

This press release contains financial forecasts such as management’s revenue and earnings estimates for 2005, 2006 and 2007, which are forward-looking statements. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets. The company often does not know what the actual results will be until after a quarter’s end. Therefore, the company will not report or comment on its progress during the quarter. Any statement made by others with respect to progress before AMO announces its results cannot be attributed to the company.

In addition to statements in this press release regarding financial guidance, Mr. Mazzo’s statements, statements about the timing and expected impact of the company’s plans to accelerate its product rationalization and repositioning initiatives and the section entitled “Rationalization and Repositioning Strategy”, statements about the outlook for its markets, expected synergies from the VISX transaction and any other statements in this press release that refer to AMO’s estimated or anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to risks associated with the integration and operation of acquired businesses and realizing expected synergies; AMO’s ability to capture the benefits currently expected from the proposed rationalization and repositioning on a timely basis and to offset losses from discontinued products with increased sales of new and promoted products; changing competitive, regulatory and market conditions and associated delays or business interruptions; the performance of new products and the continued acceptance of current products; unexpected changes in reimbursement rates or in economic indicators; the timeliness and effectiveness of the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products and to continue to improve its cost structure and improve efficiency; product liability claims or quality issues; litigation; and the uncertainties associated with intellectual property protection for the company’s products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2004 Form 10-K filed in March 2005 and the Form 10-Q filed in August 2005, and the supplemental information with respect to the LVC business filed on a Form 8-K on July 13, 2005. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling 714-247-8348.

AMO Announces Third Quarter 2005 Results – Page 7

Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	September 30, 2005	September 24, 2004	September 30, 2005	September 24, 2004
Net sales:
Ophthalmic surgical	$170,645	$113,496	$433,336	$278,431
Eye care	77,588	84,870	234,507	238,983

	248,233	198,366	667,843	517,414
Cost of sales	87,452	88,894	245,369	212,577

Gross profit	160,781	109,472	422,474	304,837
Selling, general and administrative	117,814	88,533	299,223	236,620
Research and development	18,520	11,830	44,820	31,043
In-process research and development	39,300	28,100	490,750	28,100

Operating income (loss)	(14,853)	(18,991)	(412,319)	9,074

Non-operating expense (income):
Interest expense	8,831	8,377	23,569	19,327
Unrealized gain on derivative instruments	(179)	(304)	(1,169)	(830)
Loss due to exchange of 3.5% Convertible Senior Subordinated Notes due 2023	—	3,489	545	115,309
Other, net	1,940	1,219	198	12,668

	10,592	12,781	23,143	146,474

Loss before income taxes	(25,445)	(31,772)	(435,462)	(137,400)
Provision (benefit) for income taxes	5,770	(64)	20,043	2,103

Net loss	$(31,215)	$(31,708)	$(455,505)	$(139,503)

Net basic loss per share	$(0.47)	$(0.89)	$(9.01)	$(4.36)

Net diluted loss per share (A)	$(0.47)	$(0.89)	$(9.01)	$(4.36)

Weighted average number of shares outstanding:
Basic	66,326	35,711	50,552	31,977
Diluted	69,655	39,455	53,572	38,592

(A)	The net diluted loss per share excludes the $0.02 and $0.51 per share effect of dilutive instruments for the three and nine month periods ended September 30, 2005, respectively, including the after-tax impact of $36 and $128 of interest expense on the 3.5% Senior Subordinated Convertible Notes, and the $0.09 and $0.80 per share effect of dilutive instruments for the three and nine month periods ended September 24, 2004, respectively, including the after-tax impact of $182 and $1,934 of interest expense on the 3.5% Senior Subordinated Convertible Notes, as the impact was anti-dilutive.

AMO Announces Third Quarter 2005 Results – Page 8

Advanced Medical Optics, Inc.

Global Sales

(Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 24, 2004	September 30, 2005	September 24, 2004
Geographic sales:
Americas:
Ophthalmic surgical	$87,308	$42,022	$183,764	$106,296
Eye care	19,215	16,690	51,484	46,682

Total Americas	106,523	58,712	235,248	152,978
Europe/Africa/Middle East:
Ophthalmic surgical	46,065	40,753	148,334	105,808
Eye care	25,073	25,378	73,627	75,526

Total Europe/Africa/Middle East	71,138	66,131	221,961	181,334
Japan:
Ophthalmic surgical	20,267	20,510	57,548	41,792
Eye care	23,453	34,042	77,956	93,079

Total Japan	43,720	54,552	135,504	134,871
Asia Pacific:
Ophthalmic surgical	17,005	10,211	43,690	24,535
Eye care	9,847	8,760	31,440	23,696

Total Asia Pacific	26,852	18,971	75,130	48,231

	$248,233	$198,366	$667,843	$517,414

Product sales:
Ophthalmic surgical:
Cataract/implants:
Intraocular lenses (A)	$62,337	$58,767	$189,713	$166,153
Viscoelastics (B)	28,945	28,374	97,683	37,137
Phacoemulsification products	19,485	16,931	58,250	54,284
Other (C)	9,515	6,644	18,429	13,930

Total Cataract/implants	120,282	110,716	364,075	271,504

LVC:
License and related (D)	31,224	—	40,944	—
System (D)	11,106	—	12,860	—
Service and parts (D)	5,391	—	7,288	—
Other	2,642	2,780	8,169	6,927

Total LVC	50,363	2,780	69,261	6,927

Total Ophthalmic surgical	170,645	113,496	433,336	278,431

Eye care:
Multi-purpose solutions	41,442	40,979	122,651	111,967
Hydrogen-peroxide solutions	18,479	25,797	60,761	75,562
Other	17,667	18,094	51,095	51,454

Total Eye care	77,588	84,870	234,507	238,983

	$248,233	$198,366	$667,843	$517,414

(A)	Includes acquired Pfizer IOL sales of $30,802 and $6,833 in the nine months ended September 30, 2005 and September 24, 2004, respectively.

(B)	Includes Healon sales of $90,192 and $24,435 in the nine months ended September 30, 2005 and September 24, 2004, respectively.

(C)	Includes Baerveldt shunt sales of $3,819 and $1,004 in the nine months ended September 30, 2005 and September 24, 2004, respectively.

(D)	Represents VISX laser vision correction sales.

	Three Months Ended
	September 30, 2005	September 24, 2004	% Growth	% Exchange Impact
Net sales:
Ophthalmic surgical	$170,645	$113,496	50.4%	0.3%
Eye care	77,588	84,870	-8.6%	0.3%

	$248,233	$198,366	25.1%	0.3%

	Nine Months Ended
	September 30, 2005	September 24, 2004	% Growth	% Exchange Impact
Net sales:
Ophthalmic surgical	$433,336	$278,431	55.6%	2.4%
Eye care	234,507	238,983	-1.9%	1.8%

	$667,843	$517,414	29.1%	2.2%

AMO Announces Third Quarter 2005 Results – Page 9

Advanced Medical Optics, Inc.

Other Financial Information

(Unaudited)

(In thousands)

	September 30, 2005	December 31, 2004
Cash and equivalents	$48,942	$49,455
Trade receivables, net	218,633	189,465
Inventories	119,519	85,028
Working capital, excluding cash	139,488	133,447
Long-term debt, aggregate principal amount	602,100	552,593
Stockholders’ equity	989,678	276,270

	Three Months Ended
	September 30, 2005	September 24, 2004
Depreciation and amortization	$16,606	$7,562
Capital expenditures, excluding acquisitions	9,074	4,585

	Nine Months Ended
	September 30, 2005	September 24, 2004
Depreciation and amortization	$35,469	$14,970
Capital expenditures, excluding acquisitions	29,158	14,861

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